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                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           AXCELIS TECHNOLOGIES, INC.


         FIRST. The name of the corporation is Axcelis Technologies, Inc. The name under which the corporation was originally incorporated is Eaton Semiconductor Equipment Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 1995.

         SECOND. This Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         THIRD. The original Certificate of Incorporation of the Corporation is amended and restated to read in full as follows:


         1. Name. The name of the Corporation is Axcelis Technologies, Inc.

         2. Registered Office and Agent. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         3. Purpose. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

         4. a. Authorized Capitalization. The total number of all shares of capital stock which the Corporation shall have the authority to issue is 330,000,000 shares consisting of: (i) 300,000,000 shares of Common Stock, par value of $0.001 per share; and (ii) 30,000,000 shares of Preferred Stock, par value of $0.001 per share.

            b. Preferred Stock. The Corporation's Board of Directors is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of the Preferred Stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, as shall be permitted under the DGCL and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to the authority expressly vested in the Board of Directors hereby.

            c. Reclassification. Upon the effective date of this Restated Certificate of Incorporation (the "Effective Time"), each issued share of the capital stock of the Corporation theretofore designated as "Common Stock," par value $1.00 per share ("Old Common Stock"),



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shall, without any action on the part of the holder thereof, be reclassified so that each existing share of Old Common Stock shall become one share of Common Stock, par value $0.001 per share. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock ("Old Certificates"), shall be entitled to receive upon surrender of such Old Certificates to the Corporation or its stock transfer agent for cancellation, a certificate or certificates ("New Certificates") representing the number of shares of Common Stock, par value $0.001 per share, into which and for which shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.

         5. Period of Existence. The period of existence of the Corporation shall be perpetual.

         6. Number of Directors.

            a. The number of members of the Board of Directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors but (subject to vacancies) in no event may there be less than three directors nor more than 15 directors.

            b. The Directors shall be divided into three classes, each consisting of one-third of such directors, as nearly as possible. Promptly following the Effective Time, in 2000, the sole stockholder shall designate that one class of directors shall be elected for a one-year term, one class for a two-year term and one class for a three-year term. Commencing with the stockholders meeting in 2001, and at each succeeding annual stockholders meeting, successors to the class of directors whose term expires at such annual stockholders meeting shall be elected for a three-year term. If the number of such directors is changed, an increase or decrease in such directors shall be apportioned among the classes so as to maintain the number of directors comprising each class as nearly equal as possible, and any additional directors of any class shall hold office for a term which shall coincide with the remaining term of such class. A director shall hold office until the annual stockholders meeting for the year in which such director's term expires and until a successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

            c. Except as otherwise required by law, any vacancy on the board of directors that results from an increase in the number of directors shall be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. A director may be removed only for cause by the stockholders.

            d. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office,




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filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto and such directors so elected shall not be divided into classes pursuant to this
Article 6, in each case unless expressly provided by such terms.

         7. Amendments to Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         8. Amendments to By-laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

         9. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

        10. Liability of Directors; Indemnification.

            a. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL, as the same may be amended and supplemented. Without limiting the generality of the foregoing, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

            b. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that such person, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Corporation shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Corporation. The rights to indemnification and advancement of expenses conferred by this Article shall be presumed to have been relied upon by directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as




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contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may enter into contracts to provide such persons with specific rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DGCL. The Corporation may create trust funds, grant security interests, obtain letters of credit, or use other means to ensure payment of such amounts as may be necessary to perform the obligations provided for in this Article or in any such contract.

            c. Any repeal or modification of this Article 10 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

       11. Other Considerations. In addition to any other considerations which the Board of Directors, any committee thereof or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendations to the stockholders of the Corporation, the Board of Directors, any committee thereof or any individual director may in its, his or her discretion consider the long term as well as the short term best interests of the Corporation (including the possibility that these interests may best be served by the continued independence of the Corporation), taking into account and weighing as deemed appropriate the effects of such action on employees, suppliers, distributors and customers of the Corporation and its subsidiaries and the effect upon communities in which the offices or facilities of the Corporation and its subsidiaries are located and any other factors considered pertinent. This Article 11 shall be deemed to grant discretionary authority to the Board of Directors, any committee thereof and each individual director, and shall not be deemed to provide to any specific constituency any right to be considered.

       12. Special Meetings of Stockholders. Effective as of the time at which Eaton Corporation, an Ohio corporation, and its affiliates shall cease to be the beneficial owners of an aggregate of at least a majority of the then outstanding shares of Common Stock of the Corporation (the "Change of Majority Ownership Date"), the stockholders of the Corporation shall have no authority to call a special meeting of the stockholders, subject to the rights of the holders of any class or series of capital stock having a preference over the Common Stock as to dividends or upon liquidation.

       13. Action Without a Meeting. Effective as of the Change of Majority Ownership Date, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting; and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

       14. Additional Vote Required. Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or this Restated Certificate of Incorporation, the affirmative vote of the




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holders of at least 75% of the then outstanding shares of Common Stock shall be required to alter, amend, supplement or repeal, or to adopt any provision inconsistent with the purpose or intent of, Articles 4, 6, 12, 13 or 14 of this Restated Certificate of Incorporation.


         FOURTH: The foregoing amendment and restatement of the Certificate of Incorporation has been approved by the Board of Directors of the Corporation.

                  IN WITNESS WHEREOF Axcelis Technologies, Inc. has caused this Restated Certificate of Incorporation to be signed and attested this 14th day of June, 2000.

Attest:                                AXCELIS TECHNOLOGIES, INC.



By: /s/ Earl R. Franklin               By: /s/ Brian R. Bachman
    ---------------------------            -------------------------------

Title: Assistant Secretary             Title: Vice Chairman and
                                              Chief Executive Officer





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